Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 12, 2009 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended July 4, 2009.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		July 4,	June 28,	July 4,	June 28,
(In Thousands, Except Share and Per Share Data)		2009	2008	2009	2008

Sales	(a)	$107,851	$116,616	$216,698	$235,432

Operating income	(b)	7,845	10,592	17,615	21,013

Interest, dividend and other income (expense), net	(c)	40	570	113	1,166

Income before income taxes		7,885	11,162	17,728	22,179

Income tax provision		3,214	4,548	7,224	9,036

Net income		$4,671	$6,614	$10,504	$13,143

Basic and diluted net income per common share		$1.48	$2.09	$3.32	$4.16

Basic and diluted weighted average common share outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)     Same store sales decreased 7.5% and 8.0% during the thirteen and twenty-six weeks ended July 4, 2009, respectively, compared to the same periods of 2008.  Sales continue to be negatively impacted by economic conditions and increased competition in our trade area. In an economy in which consumers are increasingly motivated by price, our competitors have aggressively increased marketing activities including price reductions.  To remain competitive, the Company has initiated new marketing programs including special pricing of selected items in an effort to retain customers and attract new clientele.

(b)     Operating income as a percent of sales decreased during the thirteen and twenty-six weeks ended July 4, 2009 compared to the same periods of the prior year.  The decrease is partially due to stock appreciation rights (SARs) compensation expense which totaled $613 and $421 for the thirteen and twenty-six weeks ended July 4, 2009, respectively, as a result of an increase in the fair value and vesting of SARs since the end of the prior periods.  In the prior year, the Company recognized a reversal of previously recognized SARs compensation expense of $287 and $189 for the thirteen and twenty-six weeks ended June 28, 2008, respectively.  To some degree, operating income as a percent of sales decreases as certain of the Company’s costs are fixed and do not decrease proportionately with a decline in revenues.

(c)     Net interest and dividend income is substantially lower for the thirteen and twenty-six weeks ended July 4, 2009 compared to the same periods in 2008 due to significantly lower interest rates and cash available for investment due to a special cash dividend totaling $79,027 paid on December 8, 2008.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950